CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF INTEGRATED SURGICAL SYSTEMS, INC.

Under Section 242 of the General
Corporation Law of the State of Delaware

Integrated Surgical Systems, Inc., a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

FIRST: The name of the Corporation is "Integrated Surgical Systems, Inc."

SECOND: Article 1 of the Corporation's Restated Certificate of Incorporation is hereby amended to change the name of the Corporation.

THIRD: To accomplish the foregoing amendment, Article 1 is hereby deleted in its entirety and replaced with the following new Article 1, reading in its entirety as follows:

"1: The name of the corporation (hereinafter called the "Corporation") is: theMaven, Inc.

FOURTH: Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this amendment to the Restated Certificate of Incorporation of the Corporation has been duly adopted by the Corporation's Board of Directors.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of December 2, 2016.

INTEGRATED SURGICAL SYSTEMS, INC.

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:35 PM 12/02/2016
FILED 06:35 PM 12/02/2016
SR 20166892448 - File Number 2242654

By: /s/ William Sornsin
Name: William Sornsin
Title: Secretary and Chief Operating Officer